Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2021
CSWC Reports Pre-Tax Net Investment Income of $0.45 Per Share for Quarter Ended September 30, 2021 and Affirms $0.97 Total Dividends to be paid for the Quarter Ended December 31, 2021
Dallas, Texas – November 1, 2021 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the second fiscal quarter ended September 30, 2021.
Second Quarter Fiscal Year 2022 Financial Highlights
•Total Investment Portfolio: $818.2 million
◦Credit Portfolio of $689.4 million:
▪91% 1st Lien Senior Secured Debt
▪$111.7 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 9.7%
▪Three credit investments currently on non-accrual with a fair value of $24.2 million, representing 3.0% of the total investment portfolio
◦Equity Portfolio of $69.2 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$1.2 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $59.6 million at fair value
▪I-45 SLF portfolio of $169.0 million
•Portfolio consists of 38 issuers: 95% 1st Lien Debt
▪$97.0 million of debt outstanding at I-45 SLF as of September 30, 2021
•I-45 SLF fund leverage of 1.30x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.6 million quarterly dividend to CSWC; an annualized yield of 10.5%
•Pre-Tax Net Investment Income: $10.0 million, or $0.45 per weighted average diluted share
•Dividends: Paid $0.44 per share Regular Dividend, $0.10 per share Supplemental Dividend
◦109% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended September 30, 2021 of $0.54 per share
◦Undistributed Taxable Income at quarter end estimated at $0.69 per share
•Net Realized and Unrealized Appreciation on Investments: $2.8 million
◦$4.5 million of net appreciation related to the equity portfolio
◦$0.1 million of net depreciation related to the credit portfolio
◦$1.6 million of net depreciation related to I-45 SLF LLC

•Realized Loss on Extinguishment of Debt: $17.1 million
◦Redeemed $125 million in aggregate principal amount of the 5.375% Notes due 2024 (the "October 2024 Notes")
◦Realized loss relating to the October 2024 Notes redemption consists of "make-whole" premium of $15.2 million and the write off of related unamortized debt issuance costs of $1.9 million
•Balance Sheet:
◦Cash and Cash Equivalents: $26.8 million
◦Total Net Assets: $381.9 million
◦Net Asset Value (“NAV”) per Share: $16.36

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “Our portfolio continued to perform well this quarter, producing $0.45 of Pre-Tax Net Investment Income and $2.8 million in net unrealized and realized gains. Deal activity continues to be robust, as we closed new commitments of approximately $113 million during the quarter. On the capitalization front, we continued to programmatically raise equity through our equity ATM program, raising $30.3 million in gross proceeds at 160% of the prevailing NAV per share during the quarter. Additionally, we raised $100 million in new institutional unsecured bonds with a coupon of 3.375% and utilized the net proceeds to repay existing institutional unsecured bonds with a coupon of 5.375%. Furthermore, we amended our Credit Facility, decreasing our interest rate to LIBOR + 2.15% from LIBOR + 2.50%. Our SBIC subsidiary also drew $17.5 million of our initial $40 million leverage commitment from the Small Business Administration (the "SBA") during the quarter, $15 million of which was pooled in September 2021 at an all-in 10-year fixed rate of 1.58%. As a reminder, current SBA regulations provide for the ability to borrow up to $175 million in SBA-guaranteed debentures with at least $87.5 million in regulatory capital, subject to SBA approval. These financing activities were the primary catalyst for our decision to increase the regular dividend by $0.03 this quarter from $0.44 per share to $0.47 per share. We believe this considerable increase in earnings power enhances our market capitalization on a dividend yield basis, and allows us to pass the cost of capital savings directly to our shareholders in the form of increased dividends.”

Second Quarter Fiscal Year Investment Activities
Originations
During the quarter ended September 30, 2021, the Company originated investments in six new portfolio companies and four existing portfolio companies, totaling $112.9 million in capital commitments. New portfolio company investment transactions that occurred during the quarter ended September 30, 2021 are summarized as follows:
Roof Opco, LLC, $11.0 million 1st Lien Senior Secured Debt, $12.2 million Delayed Draw Term Loan, $3.0 million Revolving Loan: Roof Opco is comprised of two re-roofing companies, a residentially-focused roofer operating across nine markets in the Midwest and a DFW-based re-roofer operating across the southern market.
Muenster Milling Company, LLC, $12.0 million 1st Lien Senior Secured Debt, $6.0 million Delayed Draw Term Loan, $5.0 million Revolving Loan: Muenster Milling is a manufacturer of pet food and animal feed.
Well-Foam Inc., $18.0 million 1st Lien Senior Secured Debt, $3.5 million Revolving Loan: Well-Foam provides well completion and production-related services for oil and gas operators in the Permian basin.
Systec Corporation (dba Inspire Automation), $9.0 million 1st Lien Senior Secured Debt, $3.0 million Delayed Draw Term Loan, $2.0 million Revolving Loan: Systec Corporation and Automatan LLC, collectively Inspire Automation, is a provider of manufacturing systems and services to the corrugated and box making industry.
Wall Street Prep, Inc., $11.0 million 1st Lien Senior Secured Debt, $1.0 million Revolving Loan, $1.0 million Preferred Equity: Wall Street Prep is a provider of financial training to investment banks, universities and other financial services companies.
LLFlex, LLC, $11.0 million 1st Lien Senior Secured Debt: LLFlex specializes in providing metal-based laminates for packaging and industrial solutions for the consumer, cable, and building and construction industries.

Prepayments and Exits
During the quarter ended September 30, 2021, the Company received proceeds on the sale of two equity investments totaling $3.7 million and full prepayments on six debt investments totaling $57.2 million.
Landpoint Holdco, Inc.: Proceeds of $18.5 million, generating an IRR of 13.0%.
Vistar Media Inc.: Debt proceeds of $11.4 million and equity proceeds of $1.4 million, generating an IRR of 16.1%.
Electronic Transaction Consultants LLC: Debt proceeds of $10.0 million and equity proceeds of $2.3 million, generating an IRR of 30.6%.
Ian, Evan, & Alexander Corporation (dba EverWatch): Proceeds of $9.2 million, generating an IRR of 13.8%.
Driven, Inc.: Proceeds of $5.8 million, generating an IRR of 13.5%.
California Pizza Kitchen, Inc.: Proceeds of $2.3 million, generating an IRR of 15.0%.

Second Fiscal Quarter 2022 Operating Results
For the quarter ended September 30, 2021, Capital Southwest reported total investment income of $20.3 million, compared to $18.6 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding, offset by a decrease in dividend income due to a non-recurring distribution received from a portfolio company during the prior quarter.
For the quarter ended September 30, 2021, total operating expenses (excluding interest expense) were $4.9 million, compared to $4.2 million in the prior quarter. The increase in expenses was primarily attributable to an increase in bonus accrual based on the Company's anticipated year end performance.
For the quarter ended September 30, 2021, interest expense was $5.4 million as compared to $5.0 million in the prior quarter. The increase was primarily due to an increase in average debt outstanding.
For the quarter ended September 30, 2021, total pre-tax net investment income was $10.0 million, compared to $9.4 million in the prior quarter.
For the quarter ended September 30, 2021, Capital Southwest had tax expense of $0.3 million as compared to $0.4 million in the previous quarter.
During the quarter ended September 30, 2021, Capital Southwest recorded total net realized and unrealized gains on investments of $2.8 million, compared to $6.1 million in the prior quarter. For the quarter ended September 30, 2021, this included net realized and unrealized gains on equity investments of $4.5 million, net realized and unrealized losses on debt investments of $0.1 million and net unrealized losses on I-45 SLF LLC of $1.6 million. For the quarter ended September 30, 2021, Capital Southwest recorded a realized loss on the extinguishment of debt of $17.1 million. The net decrease in net assets resulting from operations was $4.6 million for the quarter, compared to a net increase in net assets of $15.1 million in the prior quarter.
The Company’s NAV at September 30, 2021 was $16.36 per share, as compared to $16.58 at June 30, 2021. The decrease in NAV per share from the prior quarter is primarily due to a realized loss on extinguishment of debt, offset by net realized and unrealized appreciation on investments and the issuance of common stock at a premium to NAV per share under the Equity ATM Program (as described below).

Liquidity and Capital Resources
At September 30, 2021, Capital Southwest had approximately $26.8 million in unrestricted cash and money market balances, $215.0 million of total debt outstanding on the Credit Facility, $138.5 million, net of unamortized debt issuance costs, of the January 2026 Notes (as defined below) outstanding, $97.3 million, net of unamortized debt issuance costs, of the October 2026 Notes (as defined below) and $17.5 million of SBA Debentures (as defined below) outstanding. As of September 30, 2021, Capital Southwest had $116.7 million in available borrowings under the Credit Facility and $22.5 million in undrawn SBA Debenture commitments. The regulatory debt to equity ratio at the end of the quarter was 1.18 to 1.

The Company has an "at-the-market" offering (the "Equity ATM Program") which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $100,000,000. On May 26, 2021, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $250,000,000 from $100,000,000 and (ii) reduced the commission paid to the sales agents for the Equity ATM Program to 1.5% from 2.0% of the gross sales price of shares of the Company's common stock sold through the sales agents pursuant to the Equity ATM Program on and after May 26, 2021.
During the quarter ended September 30, 2021, the Company sold 1,141,269 shares of its common stock under the Equity ATM Program at a weighted-average price of $26.59 per share, raising $30.3 million of gross proceeds. Net proceeds were $29.9 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 6,524,207 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.81, raising $142.3 million of gross proceeds. Net proceeds were $139.7 million after commissions to the sales agents on shares sold. As of September 30, 2021, the Company has $107.7 million available under the Equity ATM Program.
On September 24, 2021, the Company redeemed $125,000,000 in aggregate principal amount of the issued and outstanding October 2024 Notes. The October 2024 Notes were redeemed at 100% of their principal amount, plus (i) the accrued and unpaid interest thereon, through, but excluding the redemption date, and (ii) a "make-whole" premium. Accordingly, the Company recognized a realized loss on extinguishment of debt, equal to the write-off of the related unamortized debt issuance costs of $1.8 million and the "make-whole" premium of $15.2 million during the three months ended September 30, 2021.
In December 2020, the Company issued $75.0 million in aggregate principal amount of 4.50% Notes due 2026 (the “Existing January 2026 Notes”). In February 2021, the Company issued an additional $65.0 million in aggregate principal amount of the January 2026 Notes (the "Additional January 2026 Notes" together with the Existing January 2026 Notes, the "January 2026 Notes"). The Additional January 2026 Notes were issued at a price of 102.11% of the aggregate principal amount of the Additional January 2026 Notes, resulting in a yield-to-maturity of approximately 4.0% at issuance. The total net proceeds from the offering of the January 2026 Notes was $138.6 million, before offering expenses payable by us. The January 2026 Notes mature on January 31, 2026 and may be redeemed in whole or in part at any time prior to October 31, 2025, at par plus a “make-whole” premium, and thereafter at par. The January 2026 Notes bear interest at a rate of 4.50% per year, payable semi-annually on January 31 and July 31 of each year, beginning on July 31, 2021. The January 2026 Notes are the direct unsecured obligations of the Company and rank pari passu with our other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of our existing and future secured indebtedness, including borrowings under our Credit Facility and the SBA Debentures.
In August 2021, the Company issued $100.0 million in aggregate principal amount of 3.375% Notes due 2026 (the "October 2026 Notes"). The October 2026 Notes were issued at a price of 99.418% of the aggregate principal amount of the October 2026 Notes, resulting in a yield-to-maturity of approximately 3.5% at issuance. The October 2026 Notes mature on October 1, 2026 and may be redeemed in whole or in part at any time prior to July 1, 2026, at par plus a "make-whole" premium, and thereafter at par. The October 2026 Notes bear interest at a rate of 3.375% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022. The October 2026 Notes are the direct unsecured obligations of the Company and rank pari passu with our other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of our existing and future secured indebtedness, including borrowings under our Credit Facility and the SBA Debentures.
In August 2016, CSWC entered into a senior secured credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. The Credit Facility contains an accordion feature that allows CSWC to increase the total commitments under the Credit Facility up to $400 million from new and existing lenders on the same terms and conditions as the existing commitments. On August 9, 2021, CSWC entered into the Second Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement"). Prior to the Credit Agreement, (1) borrowings under the Credit Facility accrued interest on a per annum basis at a rate equal to the applicable LIBOR rate plus 2.50% with no LIBOR floor, and (2) the total borrowing capacity was $340 million with commitments from a diversified group of eleven lenders. The Credit Agreement (1) decreased the total borrowing capacity under the Credit Facility to $335 million with commitments from a diversified group of ten lenders, (2) reduced the interest rate on borrowings to LIBOR plus 2.15% with no LIBOR floor and removed conditions related thereto as previously set forth in the Amended and Restated Senior Secured Revolving Credit Agreement, and (3) extended the end of the Credit Facility's revolver period from December 21, 2022 to August 9, 2025 and extended the final maturity from December 21, 2023 to August 9, 2026. The Credit Agreement also modified certain covenants in the Credit Facility, including, among other things, to increase the minimum obligors’ net worth test from $180 million to $200 million. CSWC pays unused commitment fees of 0.50% to 1.00% per annum, based on utilization, on the unused lender commitments under the Credit Facility.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. On May 25, 2021, SBIC I received a leverage commitment from the SBA in the amount of $40.0 million to be issued on or prior to September 30, 2025.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. The I-45 credit facility has total commitments outstanding of $150 million from a group of four bank lenders, which is scheduled to mature in March 2026. Borrowings under the I-45 credit facility bear interest at a rate equal to LIBOR plus 2.15%. As of September 30, 2021, I-45 SLF had $97 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company shall cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended September 30, 2021, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Previously Declared Dividend of $0.97 Per Share for Quarter Ended December 31, 2021

On September 2, 2021, the Board declared total dividends of $0.97 per share for the quarter ended December 31, 2021, comprised of a Regular Dividend of $0.47 per share and a Final Supplemental Dividend of $0.50 per share.
The Company's dividend will be payable as follows:

Regular Quarterly Dividend

Amount Per Share: $0.47
Ex-Dividend Date: December 14, 2021
Record Date: December 15, 2021
Payment Date: December 31, 2021

Final Supplemental Dividend

Amount Per Share: $0.50
Ex-Dividend Date: December 14, 2021
Record Date: December 15, 2021
Payment Date: December 31, 2021

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Second Quarter 2022 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, November 2, 2021, at 11:00 a.m. Eastern Time to discuss the second quarter 2022 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 7789087 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/4mokwr6i.
A telephonic replay will be available through November 9, 2021 by dialing (855) 859-2056 and using the Conference ID 7789087. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended September 30, 2021 to be filed with the Securities and Exchange Commission and Capital Southwest’s Second Fiscal Quarter 2022 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $818 million in investments at fair value as of September 30, 2021. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the continued impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	September 30,	March 31,
	2021	2021
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $658,003 and $540,556, respectively)	$672,869	$546,028
Affiliate investments (Cost: $91,518 and $90,201, respectively)	85,711	85,246
Control investments (Cost: $76,000 and $72,800, respectively)	59,638	57,158
Total investments (Cost: $825,521 and $703,557, respectively)	818,218	688,432
Cash and cash equivalents	26,840	31,613
Receivables:
Dividends and interest	12,212	10,533
Escrow	975	1,150
Other	2,327	171
Income tax receivable	149	155
Debt issuance costs (net of accumulated amortization of $4,108 and $3,582, respectively)	4,500	2,246
Other assets	1,601	1,284
Total assets	$866,822	$735,584

Liabilities
SBA Debentures (Par value: $17,500 and $0, respectively)	$16,709	$—
October 2024 Notes (Par value: $0 and $125,000, respectively)	—	122,879
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	138,545	138,425
October 2026 Notes (Par value: $100,000 and $0, respectively)	97,264	—
Credit facility	215,000	120,000
Other liabilities	9,045	11,655
Accrued restoration plan liability	2,895	2,979
Income tax payable	117	50
Deferred tax liability	5,302	3,345
Total liabilities	484,877	399,333

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 25,680,551 shares at September 30, 2021 and 23,344,836 shares at March 31, 2021	6,420	5,836
Additional paid-in capital	414,901	356,447
Total distributable (loss) earnings	(15,439)	(2,095)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	381,945	336,251
Total liabilities and net assets	$866,822	$735,584
Net asset value per share (23,341,039 shares outstanding at September 30, 2021 and 21,005,324 shares outstanding at March 31, 2021)	$16.36	$16.01

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Investment income:
Interest income:
Non-control/Non-affiliate investments	$14,752	$10,401	$28,068	$19,704
Affiliate investments	1,348	1,720	2,658	3,941
Control investments	—	—	—	—
Payment-in-kind interest income:
Non-control/Non-affiliate investments	466	1,478	1,103	2,244
Affiliate investments	413	283	751	638
Control investments	—	—	—	—
Dividend income:
Non-control/Non-affiliate investments	510	171	1,570	354
Affiliate investments	—	—	—	—
Control investments	1,560	1,689	3,157	3,463
Interest income from cash and cash equivalents	1	4	2	7
Fees and other income	1,246	939	1,566	1,498
Total investment income	20,296	16,685	38,875	31,849
Operating expenses:
Compensation	2,298	1,961	3,730	3,681
Share-based compensation	923	853	1,999	1,465
Interest	5,405	4,397	10,360	8,725
Professional fees	648	583	1,349	1,153
General and administrative	982	787	1,958	1,552
Total operating expenses	10,256	8,581	19,396	16,576
Income before taxes	10,040	8,104	19,479	15,273
Federal income, excise and other taxes	15	169	215	378
Deferred taxes	299	(384)	495	(243)
Total income tax expense (benefit)	314	(215)	710	135
Net investment income	$9,726	$8,319	$18,769	$15,138
Realized gain (loss)
Non-control/Non-affiliate investments	$3,496	$349	$2,544	$(5,198)
Affiliate investments	—	(1,628)	—	(1,628)
Control investments	—	—	—	—
Total net realized gain (loss) on investments, net of tax	3,496	(1,279)	2,544	(6,826)
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	2,363	3,919	9,393	10,824
Affiliate investments	(393)	1,710	(851)	(1,257)
Control investments	(1,634)	4,732	(720)	8,923
Income tax (provision) benefit	(1,027)	(725)	(1,462)	(1,249)
Total net unrealized appreciation (depreciation) on investments, net of tax	(691)	9,636	6,360	17,241
Net realized and unrealized gains on investments	2,805	8,357	8,904	10,415
Realized loss on extinguishment of debt	(17,087)	(286)	(17,087)	(286)
Net (decrease) increase in net assets from operations	$(4,556)	$16,390	$10,586	$25,267

Pre-tax net investment income per share - basic and diluted	$0.45	$0.44	$0.89	$0.83
Net investment income per share – basic and diluted	$0.43	$0.45	$0.86	$0.82
Net (decrease) increase in net assets from operations – basic and diluted	$(0.20)	$0.88	$0.48	$1.37
Weighted average shares outstanding – basic	22,534,443	18,600,443	21,871,805	18,375,402
Weighted average shares outstanding – diluted	22,534,443	18,600,443	21,871,805	18,375,402